Exhibit 19

MODERNA, INC.
INSIDER TRADING POLICY

Securities laws prohibit anyone who is aware of material nonpublic information about a company from trading (i.e., buying, selling or otherwise transacting) in securities (such as stock) of that company, commonly known as “insider trading.” These laws also prohibit anyone who is aware of material nonpublic information from disclosing that information to others who may trade, commonly known as “tipping.” Moderna has adopted this Insider Trading Policy for all of our directors, officers, employees and consultants, to prevent insider trading, or even the appearance of it.1

This policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all employees (including temporary employees) and directors of Moderna and its subsidiaries, as well as consultants. The second part imposes special additional trading restrictions applicable to all of Moderna’s directors and officers, as well as other employees who, because of their position, responsibilities or their actual or potential access to material information, are designated by Moderna as restricted (“Perpetual Insiders”).

Every provision of this policy that applies to you also applies to your family members who reside with you (including, a spouse/partner, child, parent, grandparent, in-law or other family member), anyone else living with you and any family member who does not live in your household but whose transactions in covered securities are subject to your influence or control, as well as any trusts, partnerships, corporations and other entities controlled by you. You are responsible for ensuring that these people and entities comply with this policy.

Insider trading is illegal, and a violation of this policy could result in severe consequences, including termination of employment.

GENERAL

What is material nonpublic information?

Information is “material” if a reasonable investor would likely consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Common examples of information that may be material include:

•earnings results, estimates and guidance on earnings, and changes in previously released earnings results, estimates or guidance, or other performance-related measures or metrics;

•the timing and results of clinical trials for Moderna’s development candidates;

•decisions by the U.S. FDA or foreign regulators regarding regulatory submissions for Moderna’s development candidates;

•gain or loss of substantial customers, vendors, suppliers, partnerships or properties, including execution or termination of significant contracts;
1 While the provisions of this policy do not apply to transactions by Moderna itself, transactions by Moderna will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading. It is the policy of Moderna that the company will not engage in transactions in its securities while aware of material nonpublic information relating to the company or its securities.
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•changes in Moderna’s management or the Board of Directors;

•significant proposed mergers, acquisitions, investments or divestitures;

•a significant cybersecurity incident; and

•developments in significant litigation or government investigations.

This is not a full list of potentially material information, and what is material depends on all facts and circumstances at the time of assessing materiality (and is often evaluated by enforcement authorities with the benefit of hindsight). If you are unsure whether information you possess is material and you wish to trade, you should send your inquiry to [***]. Note that you are responsible for your own trading.

Information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. Information may still be nonpublic even though it is widely known within Moderna. For information to be considered public, three criteria must be met:

•the information has been widely circulated (such as by press release or an SEC filing);

•the information was an “official” announcement (rumors and speculation in the public are insufficient, even if the information is accurate); and

•the public has had time to absorb and evaluate the information.

What is a trade?

The term “trade” or “trading” means any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts or other contributions, exercises of stock options granted under Moderna’s stock plans and sales of stock (including stock acquired upon the exercise of stock options, vesting of restricted stock units or through Moderna’s employee stock purchase plan (“ESPP”)).

What are securities?

The term “securities” includes common stock (and options to purchase stock), as well as debt securities (such as bonds, notes, debentures), warrants and other convertible securities, as well as derivative instruments (such as put and call options).

PART I

1.GENERAL POLICY: PROHIBITION ON TRADING WHILE AWARE OF MATERIAL NONPUBLIC INFORMATION; PROHIBITION ON TIPPING OTHERS
General. You may not trade Moderna’s securities at any time when you have material nonpublic information about the company. You also may not trade the securities of another company (1) with which Moderna does business, such as Moderna’s partners, collaborators, distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Moderna, and, in either case, about which you have material nonpublic information if you learned that information as a result of your employment with Moderna.

Tipping. You may not disclose to any other person any material nonpublic information (except in accordance with Moderna’s policies for revealing information to necessary parties and subject to appropriate confidentiality procedures), and you may not make trade recommendations based on material nonpublic information. You should also be careful before trading on the recommendation of others to make sure that the recommendation is not the result of an illegal “tip.”

Application After Departure. If you leave Moderna at a time when you are aware of material nonpublic information, you will be subject to this policy until the information has become public or is no longer material.

2.LIMITED EXCEPTIONS

There are no exceptions to this policy, except as specifically noted below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Moderna’s reputation for adhering to the highest standards of conduct.

The following are generally allowed under this policy:

•exercises of stock options awarded under Moderna’s stock plans when the exercise price is paid in cash and none of the underlying shares received upon the exercise of such option are sold (whether to pay for the exercise of the option, pay taxes, etc.);

•surrender of shares to Moderna in satisfaction of tax withholding obligations relating to awards under the company’s stock plans;

•purchases under Moderna’s ESPP, or elections to participate in or withdraw from the ESPP; however, this exception does not apply to any sales of Moderna stock purchased pursuant to the ESPP;

•investments in exchange-traded funds and mutual funds that hold Moderna’s stock, so long as the company’s stock is not a substantial portion of the underlying investments; and

•the execution of transactions under an Approved 10b5-1 Plan (see Part II, Section 3 for more information).

3.OTHER PROHIBITIONS ON TRADING ACTIVITIES

Moderna has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this policy engage in certain types of transactions. You are therefore prohibited from engaging in any of the following types of transactions:

•short sales of Moderna securities;

•purchases or sales of puts or calls on Moderna securities;

•transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Moderna’s securities; and

•borrowing against Moderna securities held in a margin account or pledging Moderna securities as collateral for a loan.

4.POST-TERMINATION TRANSACTIONS

This policy continues to apply to transactions in Moderna securities even after termination of service to the company. If you are in possession of material nonpublic information when your service terminates, you may not engage in transactions in Moderna securities until that information has become public or is no longer material.

5.PENALTIES FOR VIOLATION

Following this policy is a requirement of our work here at Moderna. A violation of this policy may be considered a violation of our Code of Ethics and Business Conduct, potentially resulting in termination of employment. Violations of insider trading laws can also result in severe civil and criminal penalties.

If you violate this policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of Moderna, you must report the violation immediately to the Chief Legal Officer, Chief Compliance Officer or another designated member of Moderna’s legal department.

6.INQUIRIES

If you have any questions regarding any of the provisions of this policy, please contact [***].

PART II

1.BLACKOUT PERIODS

General. Perpetual Insiders are prohibited from trading in Moderna securities during blackout periods, as described below. In the event a Perpetual Insider leaves the company during a blackout period, such individual will remain prohibited from trading in the Moderna securities until the blackout period ends, as described below.

Earnings Blackout Periods. The earnings blackout period begins at the close of business on the 15th day of the last month of each fiscal quarter (or the last trading day prior to the 15th, if such day is not a trading day) and ends one full trading day after the date the company’s earnings results for the quarter are publicly disclosed via press release.
Other Blackout Periods. From time to time, other types of material nonpublic information about Moderna may be pending and not publicly disclosed. While such material nonpublic information is pending, Moderna may impose special blackout periods during which Perpetual Insiders or other individuals in possession of that information are prohibited from trading in Moderna’s securities. If Moderna imposes a special blackout period, it will notify those affected. The existence of a special blackout period is itself material nonpublic information, and those subject to such a blackout period should not tell anyone within or outside of Moderna about the existence of the blackout period (except to instruct a financial advisor regarding the trading restrictions).

2.PRE-CLEARANCE OF TRANSACTIONS

General. Perpetual Insiders must submit a request for pre-clearance in advance of a proposed transaction in Moderna securities. Pre-clearance requests must also be submitted for transactions by entities or persons that are controlled by a Perpetual Insider, including family trusts or family members who share their household. Requests must be in accordance with our pre-clearance procedures, and approval for the transaction will be granted only during open windows. Transactions must occur during the open window period in which the approval is granted and in any event within five business days from the date of approval. Pre-clearance is not legal advice and receiving pre-clearance in no way relieves a Perpetual Insider of his or her own legal obligation to refrain from trading while in the possession of material nonpublic information. Additionally, if pre-clearance is denied, you must keep such determination confidential. Pre-clearance is not required for transactions under Approved 10b5-1 Plans.

Section 16 Reporting. Moderna directors and executive officers who are subject to Section 16 reporting must instruct any third party that is trading on their behalf to send same-day confirmations of all transactions to the Chief Legal Officer, Vice President, Associate General Counsel, Securities or another designated member of Moderna’s legal department.

3.APPROVED 10B5-1 PLANS

Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, offers a way for you to transact in Moderna stock over a period of time, even if you become aware of material, nonpublic information during such period. The trading restrictions outlined in this policy do not apply to transactions under Rule 10b5-1 plans that have been reviewed and approved by the company (an “Approved 10b5-1 Plan”).

Company directors and members of Moderna’s Executive Committee are required to make any sales of Moderna securities pursuant to an Approved 10b5-1 Plan; purchases or gifts of Moderna securities by these individuals are subject to the pre-clearance procedures mentioned above under Part II, Section 2.

Any amendment or early termination of an Approved 10b5-1 Plan, which are only permitted in limited circumstances, must also be approved by the legal department. All Approved 10b5-1 Plans must be adopted during an open window and when the individual is not in possession of material, nonpublic information.

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EFFECTIVE: November 6, 2024

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